EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			18-005

Date: February 19, 2018	Contact:	Erik Staffeldt
Senior Vice President & CFO

Helix Reports Fourth Quarter 2017 Results

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $50.6 million, or $0.34 per diluted share, for the fourth quarter of 2017 compared to a net loss of $54.4 million, or $(0.46) per diluted share, for the same period in 2016 and net income of $2.3 million, or $0.02 per diluted share, for the third quarter of 2017. The net income for the year ended December 31, 2017 was $30.1 million, or $0.20 per diluted share, compared to a net loss of $81.4 million, or $(0.73) per diluted share, for the year ended December 31, 2016. Net income in the fourth quarter of 2017 includes a non-cash benefit of approximately $51.6 million, or $0.35 per diluted share, related to the U.S. tax law changes enacted in December 2017.

Helix reported Adjusted EBITDA1 of $32.4 million for the fourth quarter of 2017 compared to $26.9 million for the fourth quarter of 2016 and $30.5 million for the third quarter of 2017. Adjusted EBITDA for the year ended December 31, 2017 was $107.2 million compared to $89.5 million for the year ended December 31, 2016. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Twelve Months Ended
	12/31/2017	12/31/2016	9/30/2017	12/31/2017	12/31/2016

Revenues	$163,266	$128,031	$163,260	$581,383	$487,582

Gross Profit	$23,483	$17,604	$21,141	$62,166	$46,516

	14%	14%	13%	11%	10%

Goodwill Impairment	$—	$(45,107)	$—	$—	$(45,107)

Non-cash Losses on Equity Investment	$(1,800)	$(1,674)	$—	$(1,800)	$(1,674)

Net Income (Loss)	$50,580	$(54,413)	$2,290	$30,052	$(81,445)

Diluted Earnings (Loss) Per Share	$0.34	$(0.46)	$0.02	$0.20	$(0.73)

Adjusted EBITDA [1]	$32,415	$26,889	$30,452	$107,216	$89,544

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We finished the year with solid results in the fourth quarter. We were able to mitigate the seasonal downturn in the North Sea Well Intervention market with a strong quarter in the Gulf of Mexico and continued operational improvements in Brazil, including the commencement of commercial operations of the Siem Helix 2 in December. Our Robotics results showed slight improvements over the third quarter results, primarily from trenching work. We look forward to the full year contribution in 2018 of the Siem Helix 1 and Siem Helix 2, both with long-term contracts.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	12/31/2017	12/31/2016	9/30/2017
Revenues:
Well Intervention	$107,122	$79,738	$111,522
Robotics	50,677	40,775	47,049
Production Facilities	16,387	17,791	16,380
Intercompany Eliminations	(10,920)	(10,273)	(11,691)
Total	$163,266	$128,031	$163,260

Income (Loss) from Operations:
Well Intervention	$15,377	$7,723	$16,906
Robotics	(4,976)	(5,476)	(9,365)
Production Facilities	7,448	8,636	7,660
Goodwill Impairment	—	(45,107)	—
Corporate / Other	(11,334)	(10,600)	(10,633)
Intercompany Eliminations	243	170	199
Total	$6,758	$(44,654)	$4,767

Business Segment Results

•
Well Intervention revenues decreased $4.4 million, or 4%, in the fourth quarter of 2017 from the third quarter of 2017 primarily due to lower utilization of the Q4000 and our vessels in the North Sea, offset in part by a full quarter of Q5000 operations for BP, commencement of the Siem Helix 2 and utilization of our 10K intervention riser system rental unit in December. Overall, Well Intervention vessel utilization decreased to 74% in the fourth quarter of 2017 from 88% in the third quarter of 2017.

In the North Sea, vessel utilization in the fourth quarter of 2017 decreased to 55% from 90% in the third quarter of 2017. The Well Enhancer utilization decreased to 51% in the fourth quarter of 2017 from 84% in the third quarter of 2017. The Seawell utilization decreased to 60% in the fourth quarter of 2017 from 97% in the third quarter of 2017 driven by typical seasonal reduction in activity. Both vessels were warm stacked at the end of the fourth quarter.

Vessel utilization in the Gulf of Mexico in the fourth quarter of 2017 increased to 83% from 80% in the third quarter of 2017. The Q4000 utilization decreased to 66% in the fourth quarter of 2017 from 86% in the third quarter of 2017. The decrease is attributable to idle time early in the fourth quarter. The Q5000 utilization increased to 100% in the fourth quarter of 2017 from 75% in the third quarter of 2017 due to a full quarter of operations for BP. The 10K intervention riser system rental unit was utilized 29% during the fourth quarter of 2017 after commencing a project early December compared to being idle in the third quarter of 2017.

The Siem Helix 1 was utilized 98% in the fourth quarter of 2017 compared to 96% in the third quarter of 2017. The Siem Helix 2 commenced operations mid-December and was utilized 53% during the period. The vessel experienced some start up downtime, but was on operational rates at the end of the quarter.

Robotics revenues increased 8% in the fourth quarter of 2017 from the third quarter of 2017. Chartered vessel utilization increased to 85%, including 99 spot vessel days, in the fourth quarter of 2017 from 80%, including 51 spot vessel days, in the third quarter of 2017. ROV asset utilization decreased to 41% in the fourth quarter of 2017 from 46% in the third quarter of 2017. Five ROVs were retired at the beginning of the fourth quarter of 2017.

Other Expenses

•
Selling, general and administrative expenses were $16.7 million, or 10.2% of revenue, in the fourth quarter of 2017 compared to $16.4 million, or 10.0% of revenue, in the third quarter of 2017. The increase was primarily attributable to costs associated with our incentive compensation plans.

•
The Tax Cuts and Jobs Act of 2017 became effective on December 22, 2017 and significantly modified U.S. corporate income tax law. The new law reduces the U.S. corporate income tax rate to 21% and establishes a territorial tax system, which includes a one-time mandatory tax on previously deferred foreign earnings of certain non-U.S. subsidiaries. As a result of the tax law changes, Helix recognized an estimated $51.6 million net deferred tax benefit in the fourth quarter of 2017. This amount consists of a $59.7 million deferred tax benefit related to the remeasurement of Helix’s net deferred tax liabilities in the U.S. at the new lower corporate income tax rate and an $8.1 million deferred tax expense related to the mandatory tax on previously unremitted earnings of certain foreign subsidiaries. Helix is continuing to analyze the impact of the tax law changes, and the estimated amount may change.

Financial Condition and Liquidity

•
Cash and cash equivalents at December 31, 2017 were approximately $267 million. Consolidated long-term debt decreased to $496 million at December 31, 2017 from $504 million at September 30, 2017. Consolidated net debt at December 31, 2017 was $229 million. Net debt to book capitalization at December 31, 2017 was 13%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

•
We incurred capital expenditures (including capitalized interest) totaling $95 million in the fourth quarter of 2017 compared to $43 million in the third quarter of 2017 and $37 million in the fourth quarter of 2016. Our capital expenditures in the fourth quarter of 2017 included a $69 million installment payment to the shipyard for the Q7000. In addition, we incurred mobilization costs for the Siem Helix 2 of $15 million in the fourth quarter of 2017 and $14 million in the third quarter of 2017.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its fourth quarter 2017 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Time, Tuesday, February 20, 2018, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 1-800-894-8917 for persons in the United States and 1-212-231-2928 for international participants. The passcode is “Staffeldt”. A replay of the conference call will be available under “Investor Relations” by selecting the “Audio Archives” link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt and net debt to book capitalization. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on early extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash goodwill impairment charges and non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We use EBITDA to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measure of EBITDA provides useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA and Adjusted EBITDA differently from the way we do, which may limit their usefulness as comparative measures. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share data)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net revenues	$163,266	$128,031	$581,383	$487,582
Cost of sales	139,783	110,427	519,217	441,066
Gross profit	23,483	17,604	62,166	46,516
Goodwill impairment	—	(45,107)	—	(45,107)
Gain (loss) on disposition of assets, net	—	1,290	(39)	1,290
Selling, general and administrative expenses	(16,725)	(18,441)	(63,257)	(65,934)
Income (loss) from operations	6,758	(44,654)	(1,130)	(63,235)
Equity in losses of investment	(1,911)	(1,800)	(2,368)	(2,166)
Net interest expense	(3,298)	(6,232)	(18,778)	(31,239)
Loss on early extinguishment of long-term debt	—	(4,086)	(397)	(3,540)
Other income (expense), net	(815)	(508)	(1,434)	3,510
Other income - oil and gas	539	255	3,735	2,755
Income (loss) before income taxes	1,273	(57,025)	(20,372)	(93,915)
Income tax benefit	(49,307)	(2,612)	(50,424)	(12,470)
Net income (loss)	$50,580	$(54,413)	$30,052	$(81,445)

Earnings (loss) per share of common stock:
Basic	$0.34	$(0.46)	$0.20	$(0.73)
Diluted	$0.34	$(0.46)	$0.20	$(0.73)

Weighted average common shares outstanding:
Basic	146,001	118,987	145,295	111,612
Diluted	146,081	118,987	145,300	111,612

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Dec. 31, 2017	Dec. 31, 2016	(in thousands)	Dec. 31, 2017	Dec. 31, 2016
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$266,592	$356,647	Accounts payable	$81,299	$60,210
Accounts receivable, net	143,283	112,153	Accrued liabilities	71,680	58,614
Current deferred tax assets (2)	—	16,594	Income tax payable	2,799	—
Other current assets	41,768	37,388	Current maturities of long-term debt (1)	109,861	67,571
Total Current Assets	451,643	522,782	Total Current Liabilities	265,639	186,395

			Long-term debt (1)	385,766	558,396
			Deferred tax liabilities (2)	103,349	167,351
Property & equipment, net	1,805,989	1,651,610	Other non-current liabilities	40,690	52,985
Other assets, net	105,205	72,549	Shareholders' equity (1)	1,567,393	1,281,814
Total Assets	$2,362,837	$2,246,941	Total Liabilities & Equity	$2,362,837	$2,246,941

(1)
Net debt to book capitalization - 13% at December 31, 2017. Calculated as net debt (total long-term debt less cash and cash equivalents - $229,035) divided by the sum of net debt and shareholders' equity ($1,796,428).

(2)
We elected to prospectively adopt the new FASB guidance with respect to balance sheet classification of deferred taxes in the first quarter of 2017. As a result, deferred tax liabilities at December 31, 2017 were presented net of current deferred tax assets.

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

Reconciliation from Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended			Twelve Months Ended
	12/31/2017	12/31/2016	9/30/2017	12/31/2017	12/31/2016
	(in thousands)
Net income (loss)	$50,580	$(54,413)	$2,290	$30,052	$(81,445)
Adjustments:
Income tax benefit	(49,307)	(2,612)	(1,539)	(50,424)	(12,470)
Net interest expense	3,298	6,232	3,615	18,778	31,239
Loss on early extinguishment of long-term debt	—	4,086	—	397	3,540
Other (income) expense, net	815	508	551	1,434	(3,510)
Depreciation and amortization	26,075	29,341	26,293	108,745	114,187
Goodwill impairment	—	45,107	—	—	45,107
Non-cash losses on equity investment	1,800	1,674	—	1,800	1,674
EBITDA	33,261	29,923	31,210	110,782	98,322
Adjustments:
(Gain) loss on disposition of assets, net	—	(1,290)	—	39	(1,290)
Realized losses from foreign currency exchange contracts not designated as hedging instruments	(846)	(1,744)	(758)	(3,605)	(7,488)
Adjusted EBITDA	$32,415	$26,889	$30,452	$107,216	$89,544

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on early extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash goodwill impairment charge and non-cash losses on equity investment are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments, which are excluded from EBITDA as a component of net other income or expense. We use EBITDA to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measure of EBITDA provides useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA and Adjusted EBITDA differently from the way we do, which may limit their usefulness as comparative measures. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.